Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GSE Holding, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2004 Stock Option Plan and the 2011 Omnibus Incentive Compensation Plan of GSE Holding, Inc. of our report dated March 31, 2014, relating to the consolidated financial statements of GSE Holding, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Houston, Texas
March 31, 2014